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                           January 26, 2022

       Uri Lopatin
       Chief Executive Officer
       PARDES BIOSCIENCES, INC.
       2173 Salk Avenue
       Suite 250, PMB#052
       Carlsbad, CA 92008

                                                        Re: PARDES BIOSCIENCES,
INC.
                                                            Registration
Statement on Form S-1
                                                            Filed January 21,
2022
                                                            File No. 333-262279

       Dear Dr. Lopatin:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Dorrie
Yale at 202-551-8776 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Life Sciences
       cc:                                              James Xu